Exhibit 8.2

Sidley Austin LLP	BEIJING	HONG KONG	SHANGHAI
787 Seventh Avenue	BOSTON	HOUSTON	SINGAPORE
New York, NY 10019	BRUSSELS	LONDON	SYDNEY
+1 212 839 5300	CENTURY CITY	LOS ANGELES	TOKYO
+1 212 839 5599 FAX	CHICAGO	NEW YORK	WASHINGTON, D.C.
	DALLAS	PALO ALTO
	GENEVA	SAN FRANCISCO

Founded 1866

July 18, 2016

Sutherland Asset Management Corporation

1140 Avenue of the Americas, 7th Floor

New York, NY 10036

Ladies and Gentlemen:

We are acting as counsel to Sutherland Asset Management Corporation, a Maryland corporation that has elected to be treated as a real estate investment trust (“Sutherland”), in connection with (i) the merger (the “Sutherland Merger”) of Sutherland, with and into ZAIS Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned subsidiary of ZAIS Financial Corp., a Maryland corporation that has elected to be treated as a real estate investment trust (“Company”), in which the stockholders of Sutherland will receive Company Common Shares and cash paid in lieu of fractional shares, (ii) the merger of Sutherland Partners, L.P, a Delaware limited partnership (“Sutherland Operating Partnership”), with and into ZAIS Financial Partners, L.P, a Delaware limited partnership (“Company Operating Partnership”), in which the holders of Sutherland Operating Partnership will receive Company Operating Partnership Units and cash in lieu of fractional units, and (iii) the redemption of the Sutherland Preferred Stock in return for cash and accrued and unpaid dividends through and including the Closing Date, all pursuant to the Agreement and Plan of Merger, dated as of April 6, 2016, by and among the Company, Company Operating Partnership, Merger Sub, Sutherland, and Sutherland Operating Partnership (as amended, the “Merger Agreement”). This opinion is being furnished to you on the Closing Date in accordance with Section 8.2(f) of the Merger Agreement. All capitalized terms used but not described herein shall have the meanings ascribed to them in the Merger Agreement.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Sutherland Asset Management Corporation
July 18, 2016

In connection with our opinion, we have reviewed (i) originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, (ii) the registration statement on Form S-4 (the “Registration Statement”) which includes the joint proxy statement/prospectus (the “Joint Proxy Statement”), filed with the Securities and Exchange Commission on May 9, 2016, as amended through the date hereof, (iii) letters from Sutherland. and the Company (provided pursuant to Section 7.16(b) and 7.16(a) of the Merger Agreement respectively), and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that (i) the Sutherland Merger will qualify as a statutory merger under the MGCL and the DLLCA, (ii) the Sutherland Merger and the Partnership Merger will be consummated in accordance with the Merger Agreement, the Registration Statement and such other documents, certificates and records (and that no transaction, covenant, representation or condition discussed therein and affecting this opinion will be waived by any party), (iii) the parties have complied with, and if applicable, will continue to comply with the covenants and agreements contained in the Merger Agreement, and (iv) Sutherland, Merger Sub, the Company and the Surviving Entity will treat the Sutherland Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below.

For purposes of our opinion, we have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies and the authenticity of the originals of such latter documents.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of Sutherland, Merger Sub and the Company, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of Sutherland, Merger Sub, and the Company (the “Representation Letters”) and have assumed that such statements and representations are and will continue to be correct as of the Sutherland Merger Effective Time and, if applicable, thereafter, without regard to any qualification as to knowledge or belief. We have also relied on the accuracy and completeness of all the facts, information, covenants, representations, warranties and agreements contained in such other documents and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations, warranties and agreements set forth or made in the Merger Agreement, the Registration Statement and the other documents referred to above and the statements, representations, covenants and agreements made by Sutherland, Merger Sub and the Company, including those set forth in the Representation Letters to us, or otherwise relating to the Sutherland Merger. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing; however, we are not aware of any facts inconsistent with such factual matters.

Sutherland Asset Management Corporation
July 18, 2016

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based, or any inaccuracy, breach, variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement or the Representation Letters could adversely affect our conclusions. An opinion of counsel is not binding on the Service or any court. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law, the Sutherland Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Sutherland Merger under state, local or non-United States laws. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion to you solely in connection with the Sutherland Merger and this opinion is not to be relied upon by any other person or for any other purpose without our prior written consent.

We hereby consent to the reference to this opinion in the Registration Statement, to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm name in the Registration Statement under the headings “Material U.S. Federal Income Tax Consequences of the Mergers” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP